Exhibit 10.1

THIRD AMENDMENT TO CREDIT AGREEMENT

THIS AMENDMENT TO CREDIT AGREEMENT (this "Amendment") dated June 28, 2023, is entered into by and between POWER INTEGRATIONS, INC., a Delaware corporation (“Borrower"), and WELLS FARGO BANK, NATIONAL ASSOCIATION ("Bank").

RECITALS

WHEREAS, Borrower is currently indebted to Bank pursuant to the terms and conditions of that certain Credit Agreement between Borrower and Bank dated July 27, 2016, as amended from time to time ("Credit Agreement").

WHEREAS, Bank and Borrower have agreed to certain changes in the terms and conditions set forth in the Credit Agreement and have agreed to amend the Credit Agreement to reflect said changes.

NOW, THEREFORE, for valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree that the Credit Agreement shall be amended as follows:

1.Section 1.1.(a) is hereby deleted in its entirety, and the following substituted therefor:

"SECTION 1.1. LINE OF CREDIT

(a) Line of Credit. Subject to the terms and conditions of this Agreement, Bank hereby agrees to make advances to Borrower from time to time up to and including June 7, 2026, not to exceed at any time the aggregate principal amount of Seventy-Five Million Dollars ($75,000,000.00) ("Line of Credit"), the proceeds of which shall be used to finance Borrower's working capital requirements. Borrower's obligation to repay advances under the Line of Credit shall be evidenced by a promissory note dated as of Jun 28, 2023, as modified from time to time ("Line of Credit Note")."

2.The effective date of this Amendment shall be the date that all of the following conditions set forth in this Section have been satisfied, as determined by Bank and evidenced by Bank's system of record. Notwithstanding the occurrence of the effective date of this Amendment, Bank shall not be obligated to extend credit under this Amendment or any other Loan Document until all conditions to each extension of credit set forth in the Credit Agreement have been fulfilled to Bank's satisfaction.
(a)Approval of Bank Counsel. All legal matters incidental to the effectiveness of this Amendment shall be satisfactory to Bank's counsel.
(b)Documentation. Bank shall have received, in form and substance satisfactory to Bank, each of the following, duly executed by all parties:
(i)	This Amendment and each promissory note or other instrument or document required hereby.
(ii)	as Bank may require under any other Section of this Amendment.
(c)Regulatory and Compliance Requirements. All regulatory and compliance requirements, standards and processes shall be completed to the satisfaction of Bank.
3.Except as specifically provided herein, all terms and conditions of the Credit Agreement remain in full force and effect, without waiver or modification. All terms defined in the Credit Agreement shall have the same meaning when used in this Amendment. This Amendment and the Credit Agreement shall be read together, as one document.

4.Borrower hereby remakes all representations and warranties contained in the Credit Agreement and reaffirms all covenants set forth therein. Borrower further certifies that as of the date of this Amendment and as of the date of Borrower's execution of this Amendment there exists no Event of Default as defined in the Credit Agreement, nor any condition, act or event which with the giving of notice or the passage of time or both would constitute any such Event of Default.

IN WITNESS WHEREOF, the parties hereto, intending to be legally bound hereby, have caused this Amendment to be effective as of the effective date set forth above.

POWER INTEGRATIONS, INC.		WELLS FARGO BANK, NATIONAL ASSOCIATION
By:	/s/ BALU BALAKRISHNAN	By:	/s/ GAMBO AUDU
	BALU BALAKRISHNAN, CHIEF EXECUTIVE OFFICER AND PRESIDENT		GAMBO AUDU, VICE PRESIDENT PORTFOLIO MANAGER

REVOLVING LINE OF CREDIT NOTE

$75,000,000.00

San Francisco, California

June 28, 2023

FOR VALUE RECEIVED, the undersigned POWER INTEGRATIONS, INC. ("Borrower") promises to pay to the order of WELLS FARGO BANK, NATIONAL ASSOCIATION ("Bank") at its office at MAC: A0112-145, 550 California Street, 14th Floor, San Francisco, California 94104, or at such other place as the holder hereof may designate, in lawful money of the United States of America and in immediately available funds, the principal sum of Seventy-Five Million Dollars ($75,000,000.00), or so much thereof as may be advanced and be outstanding pursuant to the terms of the Credit Agreement, as defined herein, with interest thereon, to be computed on each advance from the date of its disbursement as set forth herein.

DEFINITIONS:

As used herein, the following terms shall have the meanings set forth after each, and any other term defined in this Note shall have the meaning set forth at the place defined:

(a)"Benchmark Floor" means a rate of interest equal to zero percent (0%).
(b)"Conforming Changes" means any technical, administrative or operational changes (including, without limitation, changes to the definition of "U.S. Government Securities Business Day," the definition of "Interest Period" or any similar or analogous definition, the timing and frequency of determining rates and making payments of interest, prepayment provisions and other technical, administrative or operational matters) that Bank decides may be appropriate to reflect the adoption and implementation of a Benchmark Replacement or to permit the use and administration of Term SOFR or a Benchmark Replacement by Bank.
(c)"Daily Simple SOFR" means, with respect to any day (a "SOFR Rate Day"), a rate per annum equal to SOFR for the day (such day, the "SOFR Determination Day") that is two (2) U.S. Government Securities Business Days prior to (i) if such SOFR Rate Day is a U.S. Government Securities Business Day, such SOFR Rate Day or (ii) if such SOFR Rate Day is not a U.S. Government Securities Business Day, the U.S. Government Securities Business Day immediately preceding such SOFR Rate Day, in each case, as such SOFR is published by the SOFR Administrator on the SOFR Administrator's Website; provided, however, that if Daily Simple SOFR determined as provided above would be less than the Benchmark Floor, then Daily Simple SOFR shall be deemed to be the Benchmark Floor. If by 5:00 p.m. (New York City time) on the second (2nd ) U.S. Government Securities Business Day immediately following any SOFR Determination Day, SOFR in respect of such SOFR Determination Day has not been published on the SOFR Administrator's Website and a Benchmark Replacement Date with respect to Daily Simple SOFR has not occurred, then SOFR for such SOFR Determination Day will be SOFR as published in respect of the first preceding U.S. Government Securities Business Day for which SOFR was published on the SOFR Administrator's Website; provided that any SOFR determined pursuant to this sentence shall be utilized for purposes of calculation of Daily Simple SOFR for no more than three (3) consecutive SOFR Rate Days.
(d)"Federal Reserve Business Day" means any day that is not a Saturday, Sunday or other day on which the Federal Reserve Bank of New York is closed.
(e)"Interest Period" means a period commencing on a Federal Reserve Business Day and continuing for one (1), three (3) or six (6) months, during which all or a portion of the outstanding principal balance of this Note bears interest determined in relation to Term SOFR with the understanding, that (i) no Interest Period may be selected for a principal amount less than One Hundred Thousand Dollars

($100,000.00), (ii) if the day after the end of any Interest Period is not a Federal Reserve Business Day (so that a new Interest Period could not be selected by Borrower to start on such day), then such Interest Period shall continue up to, but shall not include, the next Federal Reserve Business Day after the end of such Interest Period, unless the result of such extension would be to cause any immediately following Interest Period to begin in the next calendar month in which event the Interest Period shall continue up to, but shall not include, the Federal Reserve Business Day immediately preceding the last day of such Interest Period, (iii) no Interest Period shall extend beyond the scheduled maturity date hereof and (iv) no tenor that has been removed from this definition pursuant to the terms of this Note shall be available for designation by Borrower.
(f)“Prime Rate" means at any time the rate of interest most recently announced within Bank at its principal office as its prime rate, with the understanding that the Prime Rate is one of Bank's base rates and serves as the basis upon which effective rates of interest are calculated for those loans making reference thereto, and is evidenced by the recording thereof after its announcement in such internal publication or publications as Bank may designate; provided, however, that if Prime Rate determined as provided above would be less than zero percent (0%), then Prime Rate shall be deemed to be zero percent (0%).
(g)"SOFR" means a rate per annum equal to the secured overnight financing rate as administered by the SOFR Administrator.
(h)"SOFR Administrator” means the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate).
(i)"SOFR Administrator's Website" means the website of the Federal Reserve Bank of New York, currently at http://www.newyorkfed.org, or any successor source for the secured overnight financing rate identified as such by the SOFR Administrator from time to time.
(j)"Term SOFR" means the Term SOFR Reference Rate for a tenor comparable to the applicable Interest Period on the day (such day, the "Term SOFR Determination Day") that is two (2) U.S. Government Securities Business Days prior to the first day of such Interest Period, as such rate is published by the Term SOFR Administrator; provided, however, that (x) if as of 5:00 p.m. (New York City time) on any Term SOFR Determination Day the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding U.S. Government Securities Business Day is not more than three (3) U.S. Government Securities Business Days prior to such Term SOFR Determination Day and (y) if Term SOFR determined as provided above (including pursuant to clause (x) of this proviso) shall ever be less than the Benchmark Floor, then Term SOFR shall be deemed to be the Benchmark Floor.
(k)"Term SOFR Administrator" means CME Group Benchmark Administration Limited (CBA) (or a successor administrator of the Term SOFR Reference Rate selected by Bank in its reasonable discretion).
(l)"Term SOFR Reference Rate" means the forward-looking term rate based on SOFR.
(m)"U.S. Government Securities Business Day" means any day except for (i) a Saturday, (ii) a Sunday or (iii) a day on which the Securities Industry and Financial Markets Association, or any successor thereto, recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.

INTEREST:

(a)Interest. The outstanding principal balance of this Note shall bear interest (computed on the basis of a 360-day year, actual days elapsed) either (i) at a fluctuating rate per annum determined by Bank to be one and sixty hundredths percent (1.60%) above Daily Simple SOFR in effect from time to time, or (ii) at a fixed rate per annum determined by Bank to be one and sixty hundredths percent (1.60%) above Term SOFR in effect on the first day of the applicable Interest Period. Bank is hereby authorized to note the date, principal amount and interest rate applicable to this Note and any payments made thereon on Bank's books and records (either manually or by electronic entry) and/or on any schedule attached to this Note, which notations shall be prima facie evidence of the accuracy of the information noted. Bank shall be permitted to estimate the amount of accrued interest that is payable at any time hereunder on the applicable invoice provided by Bank to Borrower in respect thereof, in which case Borrower shall pay such estimated amount and Bank shall to the extent necessary, include on the next invoice an adjustment to correct any difference between the amount on the applicable invoice and the amount of interest that actually accrued pursuant to the terms of this Note.
(b)Selection of Interest Rate Options. Subject to the provisions herein regarding Interest Periods and the prior notice required for the selection of a Term SOFR interest rate, (i) at any time any portion of this Note bears interest determined in relation to Term SOFR for an Interest Period, (A) it may be continued by Borrower at the end of the Interest Period applicable thereto so that all or a portion thereof bears interest determined in relation to Term SOFR for a new Interest Period designated by Borrower or (B) Borrower may convert all or a portion thereof so that it bears interest determined in relation to Daily Simple SOFR, (ii) at any time any portion of this Note bears interest determined in relation to Daily Simple SOFR, Borrower may convert all or a portion thereof so that it bears interest determined in relation to Term SOFR for an Interest Period designated by Borrower, and (iii) at the time an advance is made hereunder, Borrower may choose to have all or a portion thereof bear interest determined in relation to Daily Simple SOFR or to Term SOFR for an Interest Period designated by Borrower.

To select a Term SOFR option hereunder, Borrower shall give Bank notice thereof that is received by Bank prior to 11:00 a.m. in the time zone of the city referenced on the first page of this Note above the Note date on a Federal Reserve Business Day at least two (2) Federal Reserve Business Days prior to the first day of the Interest Period, or at a later time during such Federal Reserve Business Day if Bank, at its sole option but without obligation to do so, accepts Borrower's notice and quotes a fixed rate to Borrower. Such notice shall specify: (A) the interest rate option selected by Borrower, (B) the principal amount subject thereto, and (C) for each Term SOFR selection, to the extent Borrower has the option to designate the length of an Interest Period, the length of the applicable Interest Period. If Bank has not received such notice in accordance with the foregoing before an advance is made hereunder or before the end of any Interest Period, Borrower shall be deemed to have made a Daily Simple SOFR interest selection for such advance or the principal amount to which such Interest Period applied. Any such notice may be given by telephone (or such other electronic method as Bank may permit) so long as it is given in accordance with the foregoing and, with respect to each Term SOFR selection, if requested by Bank, Borrower provides to Bank written confirmation thereof not later than three (3) Federal Reserve Business Days after such notice is given. Borrower shall reimburse Bank immediately upon demand for any loss or expense (including any loss or expense incurred by reason of the liquidation or redeployment of funds obtained to fund or maintain a Term SOFR borrowing) incurred by Bank as a result of the failure of Borrower to accept or complete a Term SOFR borrowing hereunder after making a request therefor. Any reasonable determination of such amounts by Bank shall be conclusive and binding upon Borrower. Should more than one person or entity sign this Note as a Borrower, any notice required above may be given by any one Borrower acting alone, which notice shall be binding on all other Borrowers.

(c)Taxes and Regulatory Costs. Borrower shall pay to Bank immediately upon demand, in addition to any other amounts due or to become due hereunder, any and all (i) withholdings, interest equalization taxes, stamp taxes or other taxes (except income and franchise taxes) imposed by any domestic or foreign governmental authority and related in any manner to SOFR, Daily Simple SOFR or Term SOFR, and (ii) costs, expenses and liabilities arising from or in connection with reserve percentages prescribed by the Board of Governors of the Federal Reserve System (or any successor) for "Eurocurrency Liabilities" (as defined in Regulation D of the Board of Governors of the Federal Reserve System, as amended), assessment rates imposed by the Federal Deposit Insurance Corporation, or similar requirements or costs imposed by any domestic or foreign governmental authority or resulting from compliance by Bank with any request or directive (whether or not having the force of law) from any central bank or other governmental authority and related in any manner to SOFR, Daily Simple SOFR or Term SOFR. In determining which of the foregoing are attributable to any SOFR, Daily Simple SOFR or Term SOFR option available to Borrower hereunder, any reasonable allocation made by Bank among its operations shall be conclusive and binding upon Borrower.
(d)Default Interest. Bank shall have the option in its sole and absolute discretion to have the outstanding principal balance of this Note bear interest at an increased rate per annum (computed on the basis of a 360-day year, actual days elapsed) equal to four percent (4.0%) above the rate of interest from time to time applicable to this Note (i) from and after the maturity date of this Note; (ii) from and after the date prior to the maturity date of this Note when all principal owing hereunder becomes due and payable by acceleration or otherwise; and/or (iii) upon the occurrence and during the continuance of any Event of Default.
(e)Inability to Determine Interest Rates; Illegality. Subject to the Benchmark Replacement Provisions below, if Bank determines (any determination of which shall be conclusive and binding on Borrower) that either (i) Daily Simple SOFR or Term SOFR for the applicable Interest Period cannot be determined pursuant to the definition thereof other than as a result of a Benchmark Transition Event (an "Inability Determination") or (ii) any law has made it unlawful, or that any governmental authority has asserted that it is unlawful, for Bank to make or maintain an advance based on SOFR, Daily Simple SOFR or Term SOFR, or to determine or charge interest rates based upon SOFR, Daily Simple SOFR or Term SOFR (an "Illegality Determination"), then Bank will so notify Borrower. If the foregoing Inability Determination or Illegality Determination relates to Daily Simple SOFR, then any outstanding principal balance of this Note bearing interest determined in relation to Daily Simple SOFR shall bear interest (x) pursuant to the Term SOFR option herein (if selected by Borrower and to the extent such option is available) or (y) otherwise, at a fluctuating rate per annum determined by Bank to be equal to the Prime Rate in effect from time to time (computed on the basis of a 360-day year, actual days elapsed), from the date of such Inability Determination or such Illegality Determination until Bank revokes such Inability Determination or notifies Borrower that the circumstances giving rise to such Illegality Determination no longer exist, as applicable. If the foregoing Inability Determination or Illegality Determination relates to Term SOFR for any Interest Period, then any outstanding principal balance of this Note bearing interest determined in relation to Term SOFR for any affected Interest Period shall bear interest (x) pursuant to the Daily Simple SOFR option herein (to the extent such option is available) or (y) otherwise, at a fluctuating rate per annum determined by Bank to be the Prime Rate in effect from time to time (computed on the basis of a 360-day year, actual days elapsed), from the date of such Inability Determination or such Illegality Determination until Bank revokes such Inability Determination or notifies Borrower that the circumstances giving rise to such Illegality Determination no longer exist, as applicable; provided, however, that, with respect to any outstanding principal balance of this Note bearing interest determined in relation to Term SOFR for any affected Interest Period, no such determination of interest shall take effect during any applicable Interest Period as a result of an Inability Determination. When interest is determined in relation to the Prime Rate, each change in the rate of interest hereunder shall become effective on the date each Prime Rate change is announced Within Bank. Notwithstanding any of the foregoing to the contrary, if a Benchmark Replacement is subsequently determined in accordance with applicable Benchmark Replacement Provisions, that Benchmark Replacement, plus any applicable margin, will then supersede the foregoing with respect to the replaced Benchmark.
(f)Term SOFR Conforming Changes. In connection with the use or administration of Term SOFR, Bank, in consultation with Borrower, will have the right to make Conforming Changes from time to time and any amendments implementing such Conforming Changes will become effective without any further action or consent of Borrower.

BENCHMARK REPLACEMENT PROVISIONS:

Notwithstanding anything to the contrary contained in this Note or in any related loan document (for the purposes of these Benchmark Replacement Provisions, a swap agreement by and between Borrower and Bank or any of its affiliates is not a loan document):

(a)Benchmark Replacement. If a Benchmark Transition Event with respect to any applicable then-current Benchmark, occurs, the applicable Benchmark Replacement will replace such Benchmark for all purposes under this Note or under any related loan document. Any Benchmark Replacement will become effective on the applicable Benchmark Replacement Date without any further action or consent of Borrower.
(b)Benchmark Replacement Conforming Changes. In connection with the use, administration, adoption or implementation of a Benchmark Replacement, Bank will have the right to make Conforming Changes from time to time and any amendments implementing such Conforming Changes will become effective without any further action or consent of Borrower.
(c)Notices; Standards for Decisions and Determinations. Bank will promptly notify Borrower of (i) the implementation of any Benchmark Replacement, (ii) the effectiveness of any Conforming Changes in connection with the use, administration, adoption or implementation of a Benchmark Replacement and (iii) the removal or reinstatement of any tenor of a Benchmark pursuant to the provisions of this Note. Any determination, decision or election that may be made by Bank pursuant to these Benchmark Replacement Provisions, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and will be made in its sole discretion and without Borrower consent.
(d)Unavailability of Tenor of Benchmark. At any time (including in connection with the implementation of a Benchmark Replacement), (i) if any then-current Benchmark is a term rate (including the Term SOFR Reference Rate) and either (A) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by Bank in its reasonable discretion or (B) the administrator of such Benchmark or the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is not or will not be representative or in compliance with or aligned with the International Organization of Securities Commissions (IOSCO) Principles for Financial Benchmarks, then Bank may modify the definition of "Interest Period" (or any similar or analogous definition) for any Benchmark settings at or after the occurrence of either (A) or (B) above to remove such unavailable, non-representative, non-compliant or non-aligned tenor and (ii) if a tenor that was removed pursuant to clause (i) above either (A) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) as selected by Bank in its reasonable discretion or (B) is not, or is no longer, subject to an announcement that it is not or will not be representative or in compliance with or aligned with the International Organization of Securities Commissions (IOSCO) Principles for Financial Benchmarks for a Benchmark (including a Benchmark Replacement), then Bank may modify the definition of "Interest Period" (or any similar or analogous definition) for all Benchmark settings at or after such time to reinstate such previously removed tenor.
(e)Certain Defined Terms. As used in this Note, each of the following capitalized terms has the meaning given to such term below:
(i)"Available Tenor" means, as of any date of determination and with respect to any then-current Benchmark, as applicable, (A) if such Benchmark is a term rate, any tenor for such Benchmark that is or may be used for determining the length of an interest period pursuant to this Note or (B) otherwise, any payment period for interest calculated with reference to such Benchmark that is or may be used for determining any frequency of making payments of interest calculated with reference to such Benchmark, in each case, as of such date and not including, for the avoidance of doubt, any tenor for such Benchmark that is then-removed from the definition of "Interest Period" pursuant to the provisions of this Note.
(ii)"Benchmark" means, initially, Daily Simple SOFR or the Term SOFR Reference Rate, as applicable; provided, however, that if a Benchmark Transition Event has occurred with respect to Daily Simple SOFR, the Term SOFR Reference Rate or the applicable then-current Benchmark, then "Benchmark" means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has become effective pursuant to the provisions of this Note.

(iii)"Benchmark Administrator" means, with respect to any then-current Benchmark, initially, the SOFR Administrator or the Term SOFR Administrator, as applicable, or any successor administrator of such Benchmark or any insolvency or resolution official with authority over such administrator.
(iv)"Benchmark Replacement" means the sum of: (A) the alternate reference rate that has been selected by Bank as the replacement for the applicable then-current Benchmark; and (B) the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by Bank, in each case, giving due consideration to (x) any selection or recommendation by the Relevant Governmental Body at such time for a replacement reference rate, the mechanism for determining such a rate, the methodology or conventions applicable to such alternate reference rate, or the spread adjustment, or method for calculating or determining such spread adjustment, for such rate, or (y) any evolving or then-prevailing market convention for determining an alternate reference rate as a replacement to the applicable then-current Benchmark, the methodology or conventions applicable to such rate, or the spread adjustment, or method for calculating or determining such spread adjustment, for such rate for U.S. dollar-denominated syndicated or bilateral credit facilities; provided, however, that if the applicable Benchmark Replacement as determined as provided above would be less than the Benchmark Floor, then the applicable Benchmark Replacement shall be deemed to be the Benchmark Floor for the purposes of this Note and the related loan documents, subject to any other applicable floor rate provision.
(v)"Benchmark Replacement Date" means the date specified by Bank in a notice to Borrower following a Benchmark Transition Event.
(vi)"Benchmark Transition Event" means the occurrence of one or more of the following events with respect to any then-current Benchmark: a public statement or publication of information by or on behalf of the Benchmark Administrator or a regulatory supervisor for the Benchmark Administrator announcing that (A) the Benchmark Administrator has ceased or will cease to provide such Benchmark, or, if such Benchmark is a term rate, all Available Tenors of such Benchmark, permanently or indefinitely, or (B) such Benchmark is, or, if such Benchmark is a term rate, all Available Tenors of such Benchmark are, not, or as of a specified future date will not be, representative of underlying markets or in compliance with or aligned with the International Organization of Securities Commissions (IOSCO) Principles for Financial Benchmarks.
(vii)"Relevant Governmental Body" means the Board of Governors of the Federal Reserve System and/or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Board of Governors of the Federal Reserve System and/or the Federal Reserve Bank of New York or any successor thereto.

BORROWING AND REPAYMENT:

(a)	Borrowing and Repayment of Principal. Borrower may from time to time during the term of this Note borrow, partially or wholly repay its outstanding borrowings, and reborrow, subject to all of the limitations, terms and conditions of this Note and of any document executed in connection with or governing this Note; provided however, that the total outstanding borrowings under this Note shall not at any time exceed the principal amount stated above. The unpaid principal balance of this obligation at any time shall be the total amounts advanced hereunder by the holder hereof less the amount of principal payments made hereon by or for Borrower, which balance may be endorsed hereon from time to time by the holder. The outstanding principal balance of this Note shall be due and payable in full on June 7, 2026.
(b)	Payment of Interest. Interest accrued on this Note shall be payable on the first day of each month, commencing June 1, 2023, and on the maturity date set forth above.
(c)	Advances. Advances hereunder, to the total amount of the principal sum stated above, may be made by the holder at the oral or written request of (i) BALU BALAKRISHNAN,

SANDEEP NAYYAR, ERIC VERITY or JEFF PADILLA, any one acting alone (subject to any of Bank's applicable authentication policies or procedures, which may require that a particular individual—including another specific individual listed above—provide verification of the identity of the requestor), who are authorized to request advances and direct the disposition of any advances until written notice of the revocation of such authority is received by the holder at the office designated above, or (ii) any person, with respect to advances deposited to the credit of any deposit account of Borrower, which advances, when so deposited, shall be conclusively presumed to have been made to or for the benefit of Borrower regardless of the fact that persons other than those authorized to request advances may have authority to draw against such account. The holder shall have no obligation to determine whether any person requesting an advance is or has been authorized by Borrower.
(d)	Application of Payments. Each payment made on this Note shall be credited first, to any interest then due and second, to the outstanding principal balance hereof. All payments credited to principal shall be applied first, to the outstanding principal balance of this Note which bears interest determined in relation to Daily Simple SOFR, if any, and second, to the outstanding principal balance of this Note which bears interest determined in relation to Term SOFR, with such payments applied to the oldest Interest Period first.

PAYMENTS:

If any payment of principal or interest to be made pursuant to this Note, other than a prepayment or a payment due on the maturity date of this Note, shall fall due on a day that is not a Federal Reserve Business Day, payment shall be made on the next succeeding Federal Reserve Business Day, except that, if such next succeeding Federal Reserve Business Day would fall in the next calendar month, such payment shall be made on the immediately preceding Federal Reserve Business Day. Any extension or contraction of time shall be reflected in computing interest or fees, as the case may be.

PREPAYMENT:

(a)Daily Simple SOFR. Borrower may prepay principal on any portion of this Note which bears interest determined in relation to Daily Simple SOFR, in any amount and without penalty.
(b)Term SOFR. Borrower may prepay principal on any portion of this Note which bears interest determined in relation to Term SOFR and in the minimum amount of One Hundred Thousand Dollars ($100,000.00); provided however, that if the outstanding principal balance of such portion of this Note is less than said amount, the minimum prepayment amount shall be the entire outstanding principal balance hereof. In consideration of Bank providing this prepayment option to Borrower, or if any such portion of this Note shall become due and payable at any time prior to the last day of any Interest Period by acceleration or otherwise, Borrower shall pay to Bank immediately upon demand a fee which is the amount, if any, by which (i) exceeds (ii) below:

(i)	The amount of interest that would have accrued on the amount prepaid at the interest rate applicable to such amount had it remained outstanding until the last day of the Interest Period applicable thereto.
(ii)	The amount of interest that would have accrued on the amount prepaid at Term SOFR (without adding any spread or margin specified in part (a) under the "INTEREST" section of this Note) that would have been applicable to such amount had this Note been disbursed on the repayment date and remained outstanding until the last day of the Interest Period applicable thereto.

Borrower acknowledges that prepayment of such amount may result in Bank incurring additional costs, expenses and/or liabilities, and that it is difficult to ascertain the full extent of such costs, expenses and/or liabilities. Borrower, therefore, agrees to pay the above-described prepayment fee and agrees that said amount represents a reasonable estimate of the prepayment costs, expenses and/or liabilities of Bank. If Borrower fails to pay any prepayment fee when due, the amount of such prepayment fee shall thereafter bear interest until paid at a rate per annum four percent (4.00%) above the Prime Rate in effect from time to time (computed on the basis of a 360-day year, actual days elapsed).

(c)Application of Prepayments. If principal under this Note is payable in more than one installment, then any prepayments of principal shall be applied to the most remote principal installment or installments then unpaid.

SWAP AGREEMENT:

Borrower understands and acknowledges that (i) any Swap Agreement constitutes an independent agreement between Borrower and Bank or its affiliates, as applicable, and will be unaffected by any repayment, prepayment, acceleration, reduction, increase or change in the terms of this Note, except as otherwise expressly provided in the Swap Agreement, (ii) nothing in this Note shall be construed as a modification of a Swap Agreement or create an obligation to amend a Swap Agreement, (iii) Borrower may incur losses or reductions in benefits related to differences between the economic terms and characteristics of this Note and those of a related Swap Agreement (including, without limitation, differences with respect to maturity dates, payment dates and methods for determining interest rates and differences between borrowings hereunder and the notional amount of a related Swap Agreement), and Bank is under no obligation to ensure that there are no differences or that differences will not arise hereafter, including, without limitation, differences between usage hereunder and the notional amount of a related Swap Agreement, and (iv) Bank has no obligation to modify, renew or extend the maturity date of this Note to match the maturity date of a related Swap Agreement. For the purposes of this Note, "Swap Agreement" means any existing or future swap agreement by and between Borrower and Bank or any of its affiliates.

EVENTS OF DEFAULT:

This Note is made pursuant to and is subject to the terms and conditions of that certain Credit Agreement between Borrower and Bank dated July 27, 2016, as amended from time to time (the "Credit Agreement"). Any default in the payment or performance of any obligation under this Note, or any defined event of default under the Credit Agreement, shall constitute an "Event of Default" under this Note.

MISCELLANEOUS:

(a)Remedies. Upon the sale, transfer, hypothecation, assignment or other encumbrance, whether voluntary, involuntary or by operation of law, of all or any interest in any real property securing this Note, if any, or upon the occurrence of any Event of Default, the holder of this Note, at the holder's option, may declare all sums of principal and interest outstanding hereunder to be immediately due and payable without presentment, demand, notice of nonperformance, notice of protest, protest or notice of dishonor, all of which are expressly waived by Borrower, and the obligation, if any, of the holder to extend any further credit hereunder shall immediately cease and terminate. Borrower shall pay to the holder immediately upon demand the full amount of all payments, advances, charges, costs and expenses, including reasonable attorneys' fees (to include outside counsel fees and all allocated costs of the holder's in-house counsel), expended or incurred by the holder in connection with the enforcement of the holder's rights and/or the collection of any amounts which become due to the holder under this Note whether or not suit is brought, and the prosecution or defense of any action in any way related to this Note, including without limitation, any action for declaratory relief, whether incurred at the trial or appellate level, in an arbitration proceeding or otherwise, and including any of the foregoing incurred in connection with any bankruptcy proceeding (including without limitation, any adversary proceeding, contested matter or motion brought by Bank or any other person) relating to Borrower or any other person or entity.
(b)Collateral Exclusion. No lien or security interest created by or arising under any deed of trust, mortgage, security deed, or similar real estate collateral agreement ("Lien Document") shall secure the Note Obligations unless such Lien Document specifically describes the promissory note(s), instrument(s) or agreement(s) evidencing Note Obligations as a part of the indebtedness secured thereby. This exclusion shall apply notwithstanding (i) the fact that such Lien Document may appear to secure the

Note Obligations by virtue of a cross-collateralization provision or other provisions expanding the scope of the secured obligations, and (ii) whether such Lien Document was entered into prior to, concurrently with, or after the date hereof. As used herein, "Note Obligations" means any obligations under this Note, as amended, extended, renewed, refinanced, supplemented or otherwise modified from time to time, or under any other evidence of indebtedness that has been modified, renewed or extended in whole or in part by this Note, as amended, extended, renewed, refinanced, supplemented or otherwise modified from time to time.
(c)Obligations Joint and Several. Should more than one person or entity sign this Note as a Borrower, the obligations of each such Borrower shall be joint and several.
(d)Governing Law. This Note shall be governed by and construed in accordance with the laws of California, but giving effect to federal laws applicable to national banks, without reference to the conflicts of law or choice of law principles thereof.
(e)Effective Date. The effective date of this Note shall be the date that Bank has accepted this Note and all conditions to the effectiveness of the Credit Agreement have been fulfilled to Bank's satisfaction. Notwithstanding the occurrence of the effective date of this Note, Bank shall not be obligated to extend credit under this Note until all conditions to each extension of credit set forth in the Credit Agreement have been fulfilled to Bank's satisfaction.

IN WITNESS WHEREOF, the undersigned has executed this Note to be effective as of the effective date set forth herein.

POWER INTEGRATIONS, INC.
By:	/s/ BALU BALAKRISHNAN
BALU BALAKRISHNAN, CHIEF EXECUTIVE OFFICER AND PRESIDENT